Exhibit 23.1

Consent of Independent Auditors

We consent to the reference of our firm under the caption “Experts” in Amendment No. 4 to the Registration Statement (Form S-3 No. 333-104286) and related Prospectus of IDT Corporation (the “Company”) for the registration of 593,801 shares of its Class B common stock and to the incorporation by reference therein of our report dated October 10, 2003, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report on Form 10-K/A (Amendment No. 2) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

New York, New York

February 24, 2004